Exhibit (m)

NEUBERGER BERMAN ETF TRUST

PLAN PURSUANT TO RULE 12b-1

WHEREAS, Neuberger Berman ETF Trust (“Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and offers for public sale shares of beneficial interest in several series (each series a “Fund”);

WHEREAS, the Trust desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for each Fund, and the Board of Trustees has determined that there is a reasonable likelihood that adoption of said plan will benefit the Fund and its shareholders; and

WHEREAS, the Trust has employed Neuberger Berman BD LLC (“NB”) as principal underwriter of the shares of the Trust;

NOW, THEREFORE, the Trust, with respect to each Fund, hereby adopts this Plan Pursuant to Rule 12b-1 (“Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1. This Plan applies to the Funds listed on Schedule A.

2. A. Each Fund shall pay to NB, as compensation for selling shares and/or for providing services to shareholders, a fee at the rate specified for that Fund on Schedule A, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B. The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2830 of the NASD Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 3.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830.

3. A. As principal underwriter of the Trust’s shares, NB may spend such amounts hereunder as it deems appropriate on any activities or expenses primarily intended to result in the sale of shares of the Funds, including, but not limited to, compensation to employees of NB; compensation to NB and other broker-dealers, including authorized participants, that engage in or support the distribution of shares; expenses of NB and such other broker-dealers and entities, including overhead and related shareholder support expenses, including telephone and other communication expenses; expenses related to the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and expenses relating to the preparation and distribution of sales literature and advertising materials, which may include, for the avoidance of doubt, expenses related to educational and promotional services. This section does not preclude NB from making additional payments outside of the Plan.

B. NB may spend such amounts hereunder as it deems appropriate on the administration and servicing of shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses. This section does not preclude NB from making additional payments outside of the Plan.

4. This Plan shall take effect on January 3, 2022 and shall continue in effect with respect to each Fund for successive periods of one year from its execution for so long as such continuance is specifically approved with respect to such Fund at least annually together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements, to the extent required by applicable law; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

5. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trust’s Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of that Fund.

7. This Plan may not be amended to increase materially the amount of fees to be paid by any Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of that Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 4 hereof for annual approval.

8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

9. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Trust has executed this Plan Pursuant to Rule 12b-1 as of the day and year set forth below.

Date: January 3, 2022	NEUBERGER BERMAN ETF TRUST

	By:	/s/ Brian Kerrane
	Name:	Brian Kerrane
	Title:	COO- Mutual Funds

Agreed and assented to:

NEUBERGER BERMAN BD LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Managing Director

NEUBERGER BERMAN ETF TRUST

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

The following Funds are subject to this Plan, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of the Fund)
Neuberger Berman Carbon Transition & Infrastructure ETF	0.25%
Neuberger Berman Disrupters ETF	0.25%
Neuberger Berman Next Generation Connected Consumer ETF	0.25%

Date: January 3, 2022

Sch. A-1